UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 12, 2012

Date of Report (Date of earliest event reported)

TelVue Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-17170	51-0299879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500,

Mt. Laurel, New Jersey  08054

(Address of principal executive offices)

856-273-8888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

TelVue Corporation (the “Company”) held a Special Meeting of Stockholders on March 12, 2012.  Holders of 36,917,153 shares of the Company’s common stock were present in person or by proxy, representing approximately 75.21% of the outstanding shares eligible to vote.* The following are the final voting results of the four proposals voted upon at this meeting.

(a)	Proposal 1, Amendment of TelVue’s Certificate of Incorporation in order to retire and cancel the existing authorized Class A Preferred Stock. The final voting results on this proposal were:

For	Against	Abstain
368,833,521	308,211	29,800

(b)	Proposal 2, Authorize and approve the Debt Conversion Agreement. The final voting results on this proposal were:

For	Against	Abstain
368,840,221	297,511	33,800

(c)

Proposal 3, Amendment to TelVue’s Certificate of Incorporation in order to increase the number of authorized shares of TelVue’s common stock, par value $.01 per share, from 100,000,000 shares to 600,000,000, shares and to authorize 22,500 shares of Series A Convertible Preferred Stock.  The final voting results on this proposal were:

For	Against	Abstain
368,804,521	338,211	28,800

(d)

Proposal 4, Authorize the Board of Directors to amend TelVue’s Certificate of Incorporation to effect, in its discretion, a reverse stock split of the authorized and outstanding shares of TelVue’s common stock, at a specified ration of 1-for-200.  The final voting results on this proposal were:

For	Against	Abstain
368,807,221	337,511	26,800

*          Each share of common stock is entitled to 10 votes; provided, however, that persons who have been the beneficial owner of shares of common stock for less than two years or who did not acquire such shares in the course of the spin-off of the Company from Science Dynamics Corporation are entitled to only one vote per share.  As provided in the Certificate of Incorporation, the Board of Directors, on written application directed to the Secretary of the Company at any time prior to the special meeting, may waive such holding period requirements and provide that shares held by such stockholder shall have 10 votes per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2012		TelVue Corporation

	By:	/s/ Jesse Lerman
	Name:	Jesse Lerman
	Title:	President and Chief Executive Officer